                                Exhibit (h)(2)


                               Privacy Addendum
                             Dated August 17, 2001
                                    To the
                    Management and Administration Agreement
                            Dated November 1, 2000
                                    between
                            One Group Mutual Funds
                                      and
                    One Group Administrative Services, Inc.


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


                                                             PRIVACY ADDENDUM TO
                                         Management and Administration Agreement


     This Privacy Addendum ("Addendum") to the Management and Administration Agreement dated November 1, 2000, ("Agreement") between One Group Mutual Funds ("One Group") and One Group Administrative Services, Inc. (the "Administrator"), is made as of the 17th day of August, 2001.

     WHEREAS, One Group is a diversified, open-end management investment company registered under the Investment Company Act of 1940; and

     WHEREAS, the Administrator is a Delaware corporation and the Administrator for One Group;

     NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1) To protect the confidentiality of information, or access to information, about One Group customers, as may be necessary or required by law or regulation, One Group and the Administrator wish to amend the Agreement to include the confidentiality and non-disclosure obligations set forth below.

2)   Term. This Addendum shall become effective on the date first written above
---------
     and shall continue for so long as the Agreement between One Group and Administrator remains in effect. This Addendum shall bind and inure to the benefit of the successors and assigns of the parties. The obligation to maintain confidentiality under paragraph 3 shall survive the termination of this Addendum.

3)   Confidentiality. In the course of processing and/or servicing shareholder
--------------------
     transactions, Administrator may acquire access to One Group shareholder information or consumer information generally (collectively, "Customer Information") including, but not limited to, nonpublic personal information such as a customer's name, address, telephone number, account relationships, account balances and account histories. All information, including Customer Information, obtained in processing and/or servicing transactions shall be considered confidential ("Confidential Information").

4)   Limitation on reuse. Administrator shall not disclose such Confidential
------------------------
     Information to any other person or entity or use such Confidential Information other than as necessary, in the ordinary course of business,:

     a)   to effect or administer a shareholder transaction;

     b)   as authorized or requested by a shareholder; or

     c)   as required or permitted by any provision of Regulation S-P.


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


          Administrator shall not directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P.

5)   Headings.  Paragraph headings in this Addendum are included for convenience
-------------
     only and are not to be used to construe or interpret this Agreement.

6)   Governing Law. This Addendum shall be governed by, and provisions shall be
------------------
     construed in accordance with, the laws of the State of Ohio.

7)   Limitation of Responsibility. The names "One Group(R) Mutual Funds" and
---------------------------------
     "Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of One Group entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be fully executed as of the day and year first written above.


                                        ONE GROUP MUTUAL FUNDS

                                        By: /s/ Robert L. Young
                                            -----------------------------------
                                        Title: Vice President & Treasurer
                                               --------------------------------


                                        ONE GROUP ADMINISTRATIVE SERVICES, INC.

                                        By: /s/ Mark A. Beeson
                                            -----------------------------------
                                        Title: President
                                               --------------------------------


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